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                                                                     Exhibit 11


               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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

                                                                                        Year ended December 31,
                                                                        ---------------------------------------------------------
                                                                            1998                  1997                  1996
                                                                        ------------         --------------         ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                       $(53,928,000)        $  (31,047,000)        $(29,743,000)
     Accretion of Series B preferred stock                                        --                     --           (1,831,000)
                                                                        ------------         --------------         ------------
     Loss before extraordinary item                                      (53,928,000)           (31,047,000)         (31,574,000)
     Extraordinary item                                                   18,867,000                     --             (317,000)
                                                                        ------------         --------------         ------------
     Net loss applicable to common stockholders                         $(35,061,000)        $  (31,047,000)        $(31,891,000)
                                                                        ============         ==============         ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     Weighted average number of shares outstanding,
        net of treasury shares                                            24,898,986             24,863,721           22,762,864
     Additional weighted average shares for assumed exercise of stock options, net of shares assumed to be repurchased
        with exercise proceeds                                                    --                     --                   --
                                                                        ------------         --------------         ------------
     Weighted average number of shares outstanding                        24,898,986             24,863,721           22,762,864
                                                                        ============         ==============         ============

NET LOSS PER COMMON SHARE APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                       $      (2.17)        $        (1.25)        $      (1.31)
     Accretion of Series B preferred stock                                        --                     --                (0.08)
                                                                        ------------         --------------         ------------
     Loss before extraordinary item                                            (2.17)                 (1.25)               (1.39)
     Extraordinary item                                                         0.76                     --                (0.01)
                                                                        ------------         --------------         ------------
     Net loss per common share applicable to common stockholders        $      (1.41)        $        (1.25)        $      (1.40)
                                                                        ============         ==============         ============
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